Exhibit 99.1

News Release

Victory Capital Reports August 2025 Total Client Assets

San Antonio, Texas, September 10, 2025 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $303.7 billion, Other Assets of $2.7 billion, and Total Client Assets of $306.4 billion, as of August 31, 2025.

For the month of August, Average Total AUM was $302.4 billion, average Other Assets was $2.9 billion, and average Total Client Assets was $305.3 billion.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	August 31, 2025	July 31, 2025
Solutions	$83,492	$80,858
Fixed Income	79,950	79,721
U.S. Mid Cap Equity	32,080	31,966
U.S. Small Cap Equity	12,925	12,567
U.S. Large Cap Equity	61,892	62,256
Global / Non-U.S. Equity	26,674	25,760
Alternative Investments	3,020	2,991
Total Long-Term Assets	$300,033	$296,118
Money Market / Short Term Assets	3,691	3,715
Total Assets Under Management[2]	$303,724	$299,834

By Vehicle
Mutual Funds[3]	$170,354	$169,026
Separate Accounts and Other Pooled Vehicles[4]	120,399	118,713
ETFs[5]	12,971	12,095
Total Assets Under Management	$303,724	$299,834

Other Assets[6]
Institutional	$2,664	$3,066
Total Other Assets	$2,664	$3,066

Total Client Assets
Total Assets Under Management	$303,724	$299,834
Total Other Assets	2,664	3,066
Total Client Assets	$306,388	$302,899

By Region
U.S.	$256,622	$253,832
Non-U.S.	49,766	49,067
Total Client Assets	$306,388	$302,899

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital (NASDAQ: VCTR) is a diversified global asset management firm with $306 billion in total client assets, as of August 31, 2025. We serve institutional, intermediary, and individual clients through our Investment Franchises and Solutions Platform, which manage specialized investment strategies across traditional and alternative asset classes. Our differentiated approach combines the power of investment autonomy with the support of a robust, fully integrated operational and distribution platform. Clients have access to focused, top-tier investment talent equipped with comprehensive resources designed to deliver competitive long-term performance.

Victory Capital is headquartered in San Antonio, Texas. To learn more, visit www.vcm.com or follow us on Facebook, Twitter (X), and LinkedIn.

Contacts

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:
Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com